Master Tax Exempt LLC

FILE #811-21301

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/3/2007	Michigan Muni Bond Authority Series 2007B 1 & 2	706,530,000	35,000,000

Siebert Brandford Shank & Co.; J.P. Morgan Securities Inc.; Bear, Stearns & Co. Inc.; Fifth Third Securities, Inc.; LaSalle Financial Services, Inc.; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley & Co. Incorporated; Oppenheimer & Co.; Ramirez & Co.

10/18/07	Puerto Rico Commonwealth Trans	1,010,000,000	32,500,000

Banc of America Securities LLC, Citi, JPMorgan, Merrill Lynch & Co., Popular Securities, Santander Securities, Wachovia Capital Markets, LLC, BBVAPR MSD, DEPFA First Albany Securities, LLC, Lehman Brothers, Morgan Stanley, RBC Capital Markets, Scotia Capital, UBS Investment Bank, Bear, Stearns & Co., Inc, Goldman, Sachs & Co., Loop Capital, Oriental Financial Services, Samuel A. Ramirez & Co, Inc, TCM Capital.

10/26/07	California ST	7,000,000,000	315,000,000

Banc of America Securities LLC, Alamo Capital, Bear, Stearns & Co. Inc., Comerica Securities, Goldman, Sachs & Co., Henderson Capital Partners, LLC, Mellon Financial Markets, LLC, Morgan Stanley & Co. Incorporated, SL Hare Capital, Inc., UBS Securities LL